Tortoise Capital Resources Corp. Schedules Earnings Release for First Quarter Ended Feb. 29, 2012

Mar 27, 2012 - LEAWOOD, Kan.--(BUSINESS WIRE)-- Tortoise Capital Resources Corp. today announced that it will report earnings results for its first quarter ended Feb. 29, 2012 on April 9, 2012.

The company will host a conference call on Tuesday, April 10, 2012 at 1:00 p.m. Central to discuss its financial results. Conference call participants will have the opportunity to ask questions following management's prepared remarks. Please dial into the call at 1-877-407-9210 approximately five to ten minutes prior to the scheduled start time.

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available until 11:59 p.m. Central May 10, 2012, by dialing 877-660-6853. The ID # for playback is 286 and the Conference ID # is 390760. A replay of the webcast will also be available on the company's website at www.tortoiseadvisors.com through April 10, 2013.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources Corp. (NYSE: TTO) is an energy infrastructure asset financing company that provides capital to pipeline, storage and power transmission operators. TTO's portfolio includes companies and real assets with long-term, stable cash flows, limited commodity price sensitivity, and growth opportunities. TTO is managed by Corridor InfraTrust Management, LLC.

About Corridor InfraTrust Management

Corridor InfraTrust Management, LLC is an asset manager specializing in financing the acquisition or development of real property infrastructure assets. Corridor is Manager of Tortoise Capital Resources Corp, (NYSE: TTO). Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy infrastructure investments with approximately $8.1 billion of assets under management as of February 29, 2012. For more information, visit Corridor's website at www.corridortrust.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Tortoise Capital Resources Corp.
Pam Kearney, 866-362-9331
Investor Relations info@tortoiseadvisors.com